                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                        OCTEL COMMUNICATIONS CORPORATION
                                       AT

                               $31 NET PER SHARE
                                       BY

                             MEMO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                            LUCENT TECHNOLOGIES INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                        AUGUST 29, 1997, UNLESS EXTENDED

     THE BOARD OF DIRECTORS OF OCTEL COMMUNICATIONS CORPORATION HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES THAT ARE OR WOULD BE VESTED PRIOR TO DECEMBER 31,
1997) AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
                            ------------------------
                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
July 23, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
 Introduction.........................................................................     1
 1. Terms of the Offer................................................................     2
 2. Procedure for Tendering Shares....................................................     4
 3. Withdrawal Rights.................................................................     7
 4. Acceptance for Payment and Payment................................................     7
 5. Certain Federal Income Tax Consequences...........................................     8
 6. Price Range of the Shares; Dividends on the Shares................................     9
 7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
    Registration; Margin Regulations..................................................     9
 8. Certain Information Concerning the Company........................................    10
 9. Certain Information Concerning the Purchaser and Parent...........................    13
10. Source and Amount of Funds........................................................    14
11. Contacts with the Company; Background of the Offer................................    14
12. Purpose of the Offer; The Merger Agreement........................................    15
13. Dividends and Distributions.......................................................    23
14. Certain Conditions of the Offer...................................................    23
15. Certain Legal Matters.............................................................    25
16. Fees and Expenses.................................................................    26
17. Miscellaneous.....................................................................    26
Schedule I -- Directors and Executive Officers........................................    28

To the Holders of Common Stock
  of Octel Communications Corporation:

INTRODUCTION

     Memo Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, par value $.001 per share ("Company Common Stock"), of Octel Communications Corporation, a Delaware corporation (the "Company"), together with the associated rights (the "Rights") to purchase preferred shares issued pursuant to the Company's Second Amended and Restated Rights Agreement dated May 13, 1997 (as amended, the "Rights Agreement"), at $31 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated July 23, 1997 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary") and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the $31 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders. Hambrecht & Quist LLC has also delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares in each of the Offer and the Merger is fair to such holders from a financial point of view. Such opinions are set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINIONS CAREFULLY IN THEIR ENTIRETIES.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) such number of Shares that would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares that are or would be vested prior to December 31, 1997) (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the Minimum Number of Shares (as hereinafter defined). See Sections 1 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 17, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of

Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Company has informed the Purchaser that as of the close of business on July 15, 1997, there were 52,120,585 Shares issued and outstanding and 9,391,953 Shares reserved for issuance upon the exercise of outstanding options or other rights to acquire Shares, of which 4,517,519 Shares are covered by options or other rights to acquire Shares that are or will have vested prior to December 31, 1997. Based upon the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if at least 28,319,052 Shares (the "Minimum Number of Shares") are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, August 29, 1997, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement (see Item 12) and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 5:00 p.m., New York City time, on Friday, August 29, 1997 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all the unsatisfied conditions (other than the Minimum Condition and the condition with respect to the HSR Act) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (1) or (2) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. The Merger Agreement further provides that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond December 31, 1997. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) amend or add to the Offer conditions, (4) extend the Offer, except as provided above, (5) change the form of consideration payable in the Offer or (6) amend any other term of the Offer in any manner adverse to the holders of the Shares.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in Section 14.

Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of

Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Distribution of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer (and under the terms of the Rights Agreement, a Distribution Date will not occur by reason of the Offer), a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 17, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a

Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 20, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms, and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required
by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on The Nasdaq Stock Market's National Market System under the symbol "OCTL." The following table sets forth, for each of the periods indicated, the high and low reported last sale prices per Share, as adjusted for the 2-for-1 stock split effected on May 10, 1996, as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                                         SALES PRICE
                                                                         ------------
                                                                         HIGH     LOW
                                                                         ----     ---
        Fiscal Year 1996
          First Quarter (ended September 30, 1995).....................  $21 1/16 $14 21/32
          Second Quarter...............................................   17 7/16  14 39/64
          Third Quarter................................................   24 1/8   13 1/4
          Fourth Quarter...............................................   25 3/4   19 3/4

        1997
          First Quarter................................................  $31 1/2  $16
          Second Quarter...............................................   31 3/4   13 1/2
          Third Quarter................................................   21 1/4   15 1/2
          Fourth Quarter...............................................   24 1/4   15 5/8

        1998
          First Quarter (through July 22, 1997)........................  $30 5/16 $22 9/16

     On July 16, 1997, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the Nasdaq National Market was $26 3/4 per Share. On July 22, 1997, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $30 9/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Form 10-K") the Company has not paid cash dividends on its Common Stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of July 15, 1997, there were approximately 3,615 holders of record of Shares and 52,120,585 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or the Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 1001 Murphy Ranch Road, Milpitas, California, 95035-7912. According to the Form 10-K, the Company's principal line of business is in voice processing technology and voice messaging outsourcing services. The Company sells and supports hardware and software and is a major provider of voice messaging services in both the public and private sectors.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                        OCTEL COMMUNICATIONS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           NINE MONTHS
                                         ENDED MARCH 31,               YEAR ENDED JUNE 30,
                                      ---------------------     ----------------------------------
                                        1997         1996         1996         1995         1994
                                      --------     --------     --------     --------     --------
STATEMENT OF INCOME DATA:
Total net revenues..................  $448,180     $390,276     $563,602     $472,592     $406,225
Operating income....................    45,221       46,035       76,534       42,745(1)    18,813(2)
Net income..........................    31,755       30,577       50,784       31,132(1)    13,543(2)
Net income per share (Primary)......  $   0.58     $   0.58     $   0.95     $   0.63(1)  $   0.27(2)

                                          AT MARCH 31,                            AT JUNE 30,
                                      ---------------------                  ---------------------
                                        1997         1996                      1996         1995
                                      --------     --------                  --------     --------
BALANCE SHEET DATA:
Total current assets................  $314,690     $261,748                  $301,717     $216,123
Total assets........................   495,846      417,284                   469,218      368,276
Total current liabilities...........    95,799       90,793                   103,852       92,731
Long-term obligations...............       248          325                       374          602
Total stockholders' equity..........  $399,799     $326,166                  $364,992     $274,943

---------------
(1) Includes non-recurring charges for the write-off of in-process research and development of $4.7 million ($3.2 million net of taxes) and integration costs of $2.8 million ($1.9 million net of taxes).

(2) Includes total non-recurring charges for the VMX, Inc. merger and integration costs of $24.1 million ($18.8 million net of taxes).

  Recent Developments.

     On July 22, 1997, the Company issued the following press release:

             OCTEL COMMUNICATIONS ANNOUNCES FOURTH QUARTER RESULTS

       MILPITAS, CALIF -- JULY 22, 1997 -- Octel Communications Corporation (NASDAQ: OCTL) today announced that for the fourth quarter of fiscal year 1997, ended June 30, 1997, net revenues were $182,935,000, an increase of 6 percent over $173,326,000 for the same three-month period in fiscal 1996. Net income for the fourth quarter of fiscal 1997 was $21,905,000, up from $20,207,000 for the same period last year. Earnings per share were $0.41 compared to $0.37 per share for the fourth quarter of fiscal year 1996.

       Net revenues for the fiscal year ended June 30, 1997 were $631,115,000, an increase of 12 percent from $563,602,000 for the same period of fiscal 1996. Net income for fiscal 1997 was $53,660,000, an increase of 6 percent compared to the same period of fiscal 1996. Earnings per share were $0.98 compared to $0.95 for the fiscal year ended June 30, 1996.

       Lucent Technologies announced on July 17(th) that it will be purchasing Octel for $31 a share, or about $1.8 billion in an all-cash tender offer.

       ABOUT OCTEL COMMUNICATIONS CORPORATION

       Octel Communications Corporation (NASDAQ: OCTL) is the leading Voice Messaging Company. Its worldwide leadership extends to over 70 countries and includes 50 million Octel mailboxes. The company holds numerous patents, including the pioneering patents in voice mail, automated attendant and unified messaging. Octel's products are bought and used by businesses of all sizes, governments, educational institutions, telephone companies and cellular service providers. Octel is also the world's largest outsourcer of voice mail providing a wide range of outsourcing services to phone companies and businesses. Founded in 1982, the company is headquartered in Milpitas, California. It has development centers in California, Texas, the U.K., France and Israel, and major operations centers in California and Texas.

       Additional information is available at http://www.octel.com. For copies of recent Octel press releases, call 1-800-76-OCTEL.

     Certain Company Estimates. During the course of discussions between Parent and the Company, the Company provided Parent with certain estimates showing estimated earnings per share for the Company of $1.39, $1.74 and $2.21 for fiscal 1998, fiscal 1999 and fiscal 2000, respectively. The Company does not as a matter of course make public any estimates as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was provided to Parent. The estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The estimates were based on a number of assumptions that are beyond the control of the Company, the Purchaser or Parent or their respective advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser or Parent or their respective advisers assumes any responsibility for the accuracy of any of the estimates. The inclusion of the foregoing estimates should not be regarded as an indication that the Company, the Purchaser, Parent or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor Parent intends to update, revise or correct such estimates if they become inaccurate (even in the short term).

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent designs, builds and delivers a wide range of public and private networks, communications systems and software, consumer and business telephone systems and microelectronics components. Bell Labs is the research and development arm for Parent. Parent is a Delaware corporation with its principal office located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Transition Report on Form 10-K for the transition period ended September 30, 1996, Parent's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in
Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $1.8 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser. Parent plans to use funds it has available in its cash accounts and pursuant to short-term borrowings for such capital contribution.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     On March 3, 1997, the Company's Chairman and Chief Executive Officer, Robert Cohn, met with Parent's President and Chief Operating Officer, Richard A. McGinn, and expressed an interest in exploring some form of business arrangement involving Parent's messaging business. On April 3, 1997, Mr. Cohn met with the President of Parent's Business Communications Systems Business Unit, William T. O'Shea, to discuss possible approaches to partner with or combine the operations of the Company's and Parent's messaging businesses, including various joint venture alternatives or an acquisition of Parent's messaging business by the Company. During the month of April 1997, Parent evaluated the implications of a broad range of strategic alternatives for its messaging business. In the process of this evaluation, representatives of the two companies had discussions on a number of occasions.

     On April 22, 1997, Parent communicated to the Company that it was interested in exploring in more detail the possibility of a strategic business arrangement. On April 29, 1997, the two companies entered into a confidentiality agreement for the exchange of non-public information between them.

     On May 1, 1997, representatives of Parent and representatives of the Company met to discuss overall approaches and to initiate the exchange of information. During this meeting, representatives of Parent stated that they had tentatively decided that an acquisition of the Company was a possible alternative. Representatives of the Company responded that the Company was not for sale. On May 8, 1997, Mr. Cohn called Mr. O'Shea and told him that while the Company's position had not changed, the Company was willing to consider the possibility of a sale. During the rest of the month of May, representatives of each of the companies met on numerous occasions to exchange information.

     On June 2, 1997, Mr. O'Shea and another Parent representative had a telephone conversation with Mr. Cohn and told him that Parent was seriously interested in pursuing an acquisition but needed additional information on the Company's operations and products to determine if the combined businesses would be able to operate effectively together. Mr. Cohn responded that it would only be appropriate to proceed further once it appeared that there was a significant possibility that an agreement on an acquisition could be reached.

     On June 17, 1997, Mr. Cohn, Mr. O'Shea, and other representatives of the two companies met to discuss the valuation of the Company and how to proceed with a possible acquisition of the Company by Parent. No agreement as to value was reached. On June 20, 1997, Mr. Cohn called Mr. O'Shea and suggested that the Company's financial advisors get together with representatives of Parent the following week to attempt to resolve the valuation differences. Mr. O'Shea agreed, and the Company's financial advisors and certain representatives of Parent met on June 24, and 25, 1997. Price negotiations continued throughout the following week. On July 2, 1997, the parties discussed exploring a transaction at $31 per Share, subject to completion of due diligence and negotiation of a definitive Merger Agreement.

     From July 6, 1997, through the evening of July 16, 1997, Parent conducted additional due diligence, and there were additional meetings between representatives of the companies during that time. In addition, ongoing discussions were held concerning, among other things, post-acquisition organizational structure and the terms of the Merger Agreement. The issues under the Merger Agreement were resolved during the night of July 16.

     On July 16, 1997, the Board of Directors of the Company approved the transaction. On July 16, 1997, the Board of Directors of Parent, after being briefed on the transaction and the remaining open issues, delegated authority to take further action regarding the transaction to a sub-committee of the Board. The sub-committee approved the transaction Thursday morning, July 17, after which the Merger Agreement was executed and delivered and the transaction was publicly announced.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT

     Purpose. The purpose of the Offer is to enable Parent to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

          VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

          CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of a majority of the outstanding Shares, (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and

     (3) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

          TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor Purchaser may in any event terminate the Merger Agreement), (1) by mutual written consent of Parent and the Company,
     (2) by either Parent or the Company (a) if the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to December 31, 1997, provided, however, that the right to terminate the Merger Agreement pursuant to this sentence will not be available to (i) Parent, if Purchaser has breached its obligations under the Merger Agreement or (ii) any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of a representation or warranty under the Merger Agreement by such party, or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) under "Certain Conditions of the Offer" and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company, (4) by Parent or the Purchaser if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) under "Certain Conditions of the Offer" (5) by the Company in accordance with the terms of the Merger Agreement described below in "Takeover Proposals," provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below) as provided in the terms of the Merger Agreement described below in "Fees and Expenses" (it being understood that as provided in the terms of the Merger Agreement described below in the second paragraph of "Takeover Proposals" the Company will be required to terminate the Merger Agreement) or (6) by the Company in the event of a material breach or failure to perform in any material respect by Parent or the Purchaser of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Parent and the Purchaser.

          TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any subsidiary to, directly or indirectly,
     (1) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions discussed below, (a) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and (b) participate in discussions and negotiations regarding such Takeover Proposal. The Merger Agreement provides that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company or any of its subsidiaries will be deemed to be a breach of the Company's obligations under the Merger Agreement. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than a 20% interest in the total voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

          The Merger Agreement provides further that unless the Board of Directors of the Company has terminated the Merger Agreement as described above, neither the Board of Directors of the Company nor any committee thereof may (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may, in response to an unsolicited Superior Proposal (as defined below) (subject to the following proviso), (a) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (b) approve or recommend any such Superior Proposal if concurrently with such approval or recommendation the Company terminates the Merger Agreement and enters into an Acquisition Agreement with respect to a Superior Proposal; provided, that in the case of this clause (b), only at a time that is after the later of (i) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms of such Superior Proposal and identifying the person making such Superior Proposal and (ii) in the event of an amendment to the price or any material term of a Superior Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of a Superior Proposal will necessitate an additional written notice to Parent and an additional one business day period prior to which the Company can take the actions set forth in clause (b) above). The Merger Agreement defines a "Superior Proposal" as any bona fide Takeover Proposal made by a third party (1) that is on terms which the Board of Directors of the Company determines in its good faith judgment (based on consultation with the Company's financial advisor) to be more favorable to the Company's stockholders than the Offer and the Merger and (2) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

          In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any request for nonpublic information (except in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company must promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

          The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

          FEES AND EXPENSES. The Merger Agreement provides that except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Merger Agreement further provides that the Company will pay, or cause to be paid, in same day funds to Parent the amount of $50 million (the "Termination Fee") under the circumstances and at the times set forth as follows: (1) if the Company terminates the Merger Agreement in accordance with the provisions described above in clause 5 of "Termination of the Merger Agreement," the Company must pay 50% of the Termination Fee simultaneously with such termination, and 50% of the Termination Fee upon consummation of the transactions contemplated by the Superior Proposal giving rise to the Company's right to terminate the Merger Agreement in accordance with the provisions described above in clause 5 of "Termination of the Merger Agreement," or upon the earlier consummation of another Company Acquisition (as defined below); provided that such other Company Acquisition is consummated within twelve months following termination of the Merger Agreement, (2) if Parent or the Purchaser terminates the Merger Agreement in accordance with the provisions described above in clause 4 of "Termination of the Merger Agreement" and in addition, if within twelve months after such termination the Company enters into an Acquisition Agreement providing for a Company Acquisition or the Company recommends to its stockholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the Company must pay (a) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation and (b) 50% of the Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition is consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause
     (a) above, that upon consummation of such Company Acquisition the Company must pay 100% of the Termination Fee) and (3) if, at the time of any termination of the Merger Agreement in accordance with the provisions described above in clause 2(a) of "Termination of the Merger Agreement" (as a result of a failure to obtain the Minimum Condition) or in accordance with the provisions described above in clause 3 of "Termination of the Merger Agreement," any person shall have publicly announced a proposal to effect a Company Acquisition and if, within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its stockholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the Company must pay (a) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation and (b) 50% of the Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition is consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause
     (a) above, that upon consummation of such Company Acquisition the Company must pay 100% of the Termination Fee). The Merger Agreement defines a "Company Acquisition" as any of the following transactions: (1) a merger, consolidation, business combination or a recapitalization pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by the Merger Agreement); (2) a sale by the Company of assets (excluding the sale of the Company's products in the ordinary course of business) representing in excess of 40% of the fair market value of the Company immediately prior to such sale or the issuance by the Company to any person or group of shares representing in excess of 40% of the then outstanding shares of capital stock of the

     Company (other than in connection with an underwritten public offering); or
     (3) the acquisition by any person or group, by way of a tender offer, exchange offer, or by way of open market purchases, of beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

          CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that until the earlier of termination of the Merger Agreement and consummation of the Offer, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner conducted prior to the execution of the Merger Agreement and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement until the earlier termination of the Merger Agreement and consummation of the Offer, except as otherwise contemplated by the Merger Agreement (or for certain matters disclosed in connection therewith), the Company will not, and will not permit any of its subsidiaries to, without Parent's prior written consent (which will not be unreasonably withheld): (1) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent or pursuant to the Rights Agreement, (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options (as defined below) outstanding on the date of the Merger Agreement and in accordance with their present terms) or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (a) pursuant to the Rights Agreement or (b) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms); (3) amend its Amended and Restated Certificate of Incorporation, By-Laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof; (5) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice; (7) make or agree to make any new capital expenditure or expenditures; (8) except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement, (a) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Benefit Plan (as defined in the Merger Agreement), (b) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company or its subsidiaries, (d) increase in any manner the severance or termination pay of any officer or employee, (e) except as permitted in clause (b), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (f) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (g) take any action to accelerate the vesting of, or cash out rights associated with, any Stock Options; (9) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's products in the ordinary course of business; (10) except as required by GAAP, make any material change in accounting methods, principles or practices; (11) make any material tax election or enter into any settlement or compromise with respect to any material income tax liability; or (12) authorize any of, or commit or agree to take any of, the foregoing actions.

          BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company will, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14D-9. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the effective time of the Merger the Board of Directors of the Company will have at least two directors who are directors on the date of Merger Agreement and who are not officers of the Company or any of its subsidiaries.

          STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans, as defined below) will adopt such resolutions or take such other actions if any, as may be reasonably required to: (1) adjust the terms of all outstanding options to purchase Company Common Stock (the "Stock Options") granted under any plan or arrangement providing for the grant of options to purchase Company Common Stock to current or former directors, officers, employees or consultants of the Company or its subsidiaries (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time will be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of common stock of Parent ("Parent Common Stock") determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by a fraction, the numerator of which is $31 and the denominator of which is the average closing price of Parent Common Stock on the New York Stock Exchange for three trading days immediately preceding (but not including) the date of the Effective Time, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (a) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (b) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option, rounded up to the nearest whole cent, (2) adjust the terms of each Stock Option granted under the Company's 1988 Directors' Stock Option Plan (each a "Director Stock Option") so that if, following consummation of the Offer, the holder of such Director Stock Option is terminated from his or her position as a director of the Company, each such Director Stock Option will vest and become exercisable in full, and (3) make such other changes to the Company Stock Plans as Parent and the Company may agree to are appropriate to give effect to the Merger.

          The Merger Agreement further provides that the Company will terminate the Company's 1987 Employee Stock Purchase Plan (the "ESPP") by having its Board of Directors amend the ESPP as necessary to provide that (1) any Shares to be purchased under the ESPP on a new "Exercise Date" (as such term is defined in the ESPP) set by the Board of Directors, which Exercise Date will be on the last trading day immediately prior to consummation of the Offer, or such earlier time as the Board may specify and (2) immediately following such purchase of Shares, the ESPP will terminate.

          INDEMNIFICATION. From and after the consummation of the Offer, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (1) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (2) any indemnification provisions under the Company's Restated Certificate of Incorporation or By-laws as each was in effect on the date of the Merger Agreement (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (1) and (2) of this sentence are referred to as, collectively, the "Indemnified Parties"). Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Merger Agreement also provides that, from and after the date of the Merger Agreement, the Company may enter into indemnification agreements, or amend existing indemnification agreements, with current directors and officers of the Company providing for customary provisions under Delaware law.

          REASONABLE EFFORTS. Upon and subject to the terms and subject to the conditions set forth in the Merger Agreement, Parent, the Purchaser and the Company have each agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable efforts to take the following actions: (1) the taking of all reasonable acts necessary to cause the conditions of the Offer to be satisfied, (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (3) the obtaining of all necessary consents, approvals or waivers from third parties, (4) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (5) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its Board of Directors will, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any other transactions contemplated by the Merger Agreement, use all reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

          REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

          PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors," after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the directors of the Company not designated by the Purchaser or Parent is required for the Company to (1) amend or terminate the Merger Agreement, (2) exercise or waive any of its rights or remedies under the Merger Agreement, (3) extend the time for performance of Parent and the Purchaser's respective obligations under the Merger Agreement and
     (4) take any action to amend or otherwise modify the Company's Certificate of

     Incorporation or By-laws (or similar governing instruments of the Company's subsidiaries) in violation of the provisions of the Merger Agreement described above under "Indemnification."

          RIGHTS AGREEMENT. The Rights Agreement has been amended to (1) render the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement, the acquisition of Shares by Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement and (2) ensure that (a) none of Parent, the Purchaser or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of the Merger Agreement, commencement and consummation of the Offer, the acquisition of Shares by the Purchaser pursuant to the Offer and the consummation of the Merger and (b) a Distribution Date or a Shares Acquisition Date (as defined in the Rights Agreement) does not occur by reason of the Offer, the Merger, the execution of the Merger Agreement, the acquisition of Shares by Purchaser pursuant to the Offer or the other transactions contemplated by the Merger Agreement and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) will occur immediately prior to the Effective Time, and such amendment will not be further amended by the Company without the prior consent of Parent in its sole discretion.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c) to Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors of the Company or management of the

Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of Stock Options outstanding as of the date of the Merger Agreement, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Minimum Condition shall have been satisfied and (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with the provisions of the Merger Agreement described in the subsection entitled "Termination of the Merger Agreement" in Item 12 above, terminate the Merger Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing and does not result principally from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger,
     (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company since the date of the Merger Agreement;

          (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply has not been cured within 30 business days after the giving of written notice to the Company; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

     The Merger Agreement provides that the condition set forth in clause (e) above (except as it relates to the representation and warranty in the Merger Agreement as to the Company not being subject to any non-competition agreements) will be deemed not fulfilled only if the respects in which the representations and warranties made by the Company in the Merger Agreement (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would have a material adverse effect on the Company.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and (except for the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          MEMO ACQUISITION CORP.
July 23, 1997

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 600 Mountain Avenue, Murray Hill, New Jersey 07974. All directors and executive officers listed below are citizens of the United States except for Gerald J. Butters, who is a citizen of Canada.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                      5-YEAR EMPLOYMENT HISTORY
-------------------------------------  ------------------------------------------------------
Paul A. Allaire......................  Director of Parent since October 1996. Chairman and
Xerox Corporation                      Chief Executive Officer of Xerox Corporation (document
800 Long Ridge Road                    processing services and products) since 1991. Director
P.O. Box 1600                          of Rank Xerox Ltd., Fuji Xerox Co. Ltd., Sara Lee
Stamford, CT 06904                     Corp., J. P. Morgan & Co., Inc., SmithKline Beecham
                                       p.l.c. and consultant to Parent Board of Directors
                                       (1996). Committees: member of the Audit and Finance,
                                       Corporate Governance and Compensation, and Technology
                                       Committees. Age: 59.
Curtis R. Artis......................  Senior Vice President, Human Resources of Parent since
                                       February 1996. Prior thereto, employed by AT&T Corp.
                                       ("AT&T") in various positions beginning in 1970,
                                       including Vice President, Human Resources for the AT&T
                                       Network Systems Group (1994-1996) and Vice President
                                       of Corporate Human Resources (1993-1994). Age: 48.
Gerald J. Butters....................  President, North America, Network Systems of Parent
                                       since February 1996. Between 1994 and 1996, held
                                       various executive positions within the AT&T Network
                                       Systems Group. Between 1991 and 1994, held various
                                       executive positions at Northern Telecom, Inc.,
                                       including President (1993-1994). Age: 54.
Joseph S. Colson, Jr. ...............  President, Network Systems International Regions and
                                       Professional Services of Parent since June 1997 and
                                       President, AT&T Customer Business Unit, Network
                                       Systems of Parent from February 1996 through June
                                       1997. President, AT&T Customer Business Unit for the
                                       AT&T Network Systems Group (1993-1996) and Switching
                                       Systems Vice President, United States, AT&T Network
                                       Systems Group (1990-1993). Age: 49.
Curtis J. Crawford...................  President, Microelectronics Group of Parent since
                                       February 1996. President, AT&T Microelectronics
                                       (1993-1996) and Vice President, AT&T Microelectronics
                                       (1991-1993). Age: 49.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                      5-YEAR EMPLOYMENT HISTORY
-------------------------------------  ------------------------------------------------------
Carleton S. Fiorina..................  President, Consumer Products business unit of Parent since October 1996 and Executive Vice President,
                                       Corporate Operations for Parent from February 1996
                                       through October 1996. President, North America
                                       (1995-1996) and President, Atlantic and Canadian
                                       Region (1994-1995) within the AT&T Network Systems
                                       Group. Between 1993 and 1994, Vice President, Strategy
                                       and Marketing Development for the AT&T Network Systems
                                       Group. Prior thereto, held various senior positions
                                       with AT&T in business development and marketing. Age:
                                       42.
Carla A. Hills.......................  Director of Parent since April 1996. Chairman and
Hills & Company                        Chief Executive Officer of Hills & Company (international
1200 Nineteenth St., N.W.              consultants) since 1993 and United States Trade
Suite 201                              Representative (1989-1993). Director of American
Washington, DC 20036                   International Group, Inc., Chevron Corp., and Time
                                       Warner Inc. Committees: member of the Corporate
                                       Governance and Compensation Committee. Age: 63.
Drew Lewis...........................  Director of Parent since April 1996. Retired Chairman
Box 70                                 and Chief Executive Officer of Union Pacific Corporation
Lederach, PA 19450                     (rail transportation, natural resources and trucking)
                                       (1987-January 1, 1997). Director of American Express
                                       Company, FPL Group, Inc., Gannett Co., Inc., Union
                                       Pacific Resources Group Inc., and Gulfstream Aerospace
                                       Corporation. Committees: member of the Audit and
                                       Finance and Corporate Governance and Compensation
                                       Committees. Age: 65.
Richard A. McGinn....................  President and Chief Operating Officer of Parent since
                                       February 1996 and Director since April 1996. Executive
                                       Vice President of AT&T and Chief Executive Officer of
                                       the AT&T Network Systems Group (1994-1996), President
                                       and Chief Operating Officer of the AT&T Network
                                       Systems Group (1993-1994), Senior Vice President of
                                       AT&T Network Systems Group (1991-1993). Director of
                                       Oracle Corporation. Age: 50.
Paul H. O'Neill......................  Director of Parent since October 1996. Chairman of the
ALCOA                                  Board and Chief Executive Officer of Aluminum Company
425 Sixth Avenue                       of America (ALCOA) (production of aluminum) since
31st Floor                             1987. Committees: member of the Audit and Finance,
Pittsburgh, PA 15219-1850              Corporate Governance and Compensation, and Technology
                                       Committees. Age: 61.
William T. O'Shea....................  President, Business Communications Systems business unit of Parent since January 1997 and President,
                                       International, Network Systems of Parent from February
                                       1996 through January 1997. President, International
                                       Regions and Professional Services of the AT&T Network
                                       Systems Group (1995-1996). Acting Chief Executive
                                       Officer of AT&T Global Information Solutions Company
                                       (now NCR Corporation) (1995). Prior thereto, held
                                       various senior positions at AT&T Global Information
                                       Solutions Company. Age: 49.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                      5-YEAR EMPLOYMENT HISTORY
-------------------------------------  ------------------------------------------------------
Donald S. Perkins....................  Director of Parent since April 1996. Retired Chairman
One First National Plaza               and Chief Executive Officer of Jewel Companies, Inc.
Suite 2530                             (diversified retailer) (1970-1980). From January
21 South Clark Street                  through June 1995, Mr. Perkins served as Non-Executive
Chicago, IL 60603-2006                 Chairman of Kmart Corp. Director of Aon Corp., Cummins
                                       Engine Company, Inc., Current Assets, LaSalle Street
                                       Fund, Inc., LaSalle U.S. Realty Income and Growth
                                       Fund, Inc., The Putnam Funds, Ryerson Tull Inc.,
                                       Springs Industries, Inc., and Time Warner Inc.
                                       Committees: Chairman of the Audit and Finance
                                       Committee, member of the Corporate Governance and
                                       Compensation Committee. Age: 70.
Donald K. Peterson...................  Executive Vice President and Chief Financial Officer
                                       of Parent since February 1996. Joined AT&T in 1995 as
                                       Vice President and Chief Financial Officer of AT&T's
                                       Communications Services Group. Joined Northern
                                       Telecom, Inc. in 1976 and served in various executive
                                       positions there including President of Nortel
                                       Communications Systems, Inc. (1993-1995). Age: 47.
Richard J. Rawson....................  Senior Vice President, General Counsel and Secretary
                                       of Parent since February 1996. Joined AT&T Law
                                       Division in 1984 and was appointed Vice President,
                                       Law -- AT&T Network Systems Group in 1992. Age: 44.
Patricia F. Russo....................  Executive Vice President, Chief Staff Officer of
                                       Parent since December 1996 and President, Business
                                       Communications Systems business unit of Parent from
                                       February 1996 through December 1996. President, Global
                                       Business Communications Systems of AT&T (1993-1996)
                                       and Vice President, National Sales and Service of AT&T
                                       Global Business Communications Systems (1992-1993).
                                       Age: 45.
Henry B. Schacht.....................  Chief Executive Officer of Parent since February 1996 and Chairman of the Board of Parent since April 1996.
                                       Chairman (1977-1995) and Chief Executive Officer
                                       (1973-1994) of Cummins Engine Company, Inc. Director
                                       of The Chase Manhattan Corporation and The Chase
                                       Manhattan Bank, N.A., the Aluminum Company of America
                                       (ALCOA), and Cummins Engine Company, Inc. Age: 62.
Daniel C. Stanzione..................  President, Bell Laboratories and Network Systems
                                       business unit of Parent since February 1996.
                                       President, AT&T Bell Laboratories (1995-1996);
                                       President, Global Public Networks (1994-1995) and
                                       President, Switching Systems (1993-1994), both units
                                       of the AT&T Network Systems Group; and Group Technical
                                       Officer and Corporate Information Officer, AT&T
                                       Network Systems Group (1992-1993). Age: 52.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                      5-YEAR EMPLOYMENT HISTORY
-------------------------------------  ------------------------------------------------------
Franklin A. Thomas...................  Director of Parent since April 1996. Consultant to the
TFF Study Group                        TFF Study Group since April 1996 (a non-profit
Fuller Building                        initiative assisting development in southern Africa).
595 Madison Avenue                     Retired President of The Ford Foundation (1979-1996).
33rd Floor                             Director of the Aluminum Company of America (ALCOA),
New York, NY 10022                     Citicorp and its subsidiary, Citibank, N.A., Cummins
                                       Engine Company, Inc., and PepsiCo, Inc. Committees:
                                       Chairman of the Corporate Governance and Compensation
                                       Committee and member of the Audit and Finance
                                       Committee. Age: 63.
John A. Young........................  Director of Parent since October 1996. Retired
c/o Hewlett-Packard Company            President and Chief Executive Officer of
Mail Stop 16AB                         Hewlett-Packard Company (manufacturer of measurement
3200 Hillview Avenue                   and computation products) (1978-1992). Director of
Palo Alto, CA 94304                    Wells Fargo Bank, Wells Fargo & Co., Chevron Corp.,
                                       Shaman Pharmaceuticals, Inc., SmithKline Beecham
                                       p.1.c., Affymetrix, Inc., and Novell, Inc. Consultant
                                       to Parent Board of Directors (1996). Committees:
                                       Chairman of the Technology Committee; member of the
                                       Audit and Finance and Corporate Governance and
                                       Compensation Committees. Age: 65.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below except for such information relating to William T. O'Shea (director and President of Purchaser) and Richard J. Rawson (director and Treasurer of Purchaser) that is set forth above. The business address of the director and executive officer listed below is 600 Mountain Avenue, Murray Hill, New Jersey 07974. The director and executive officer listed below is a citizen of the United States.

                                                    POSITION WITH THE PURCHASER;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
                NAME                                 5-YEAR EMPLOYMENT HISTORY
-------------------------------------  ------------------------------------------------------
Pamela F. Craven.....................  Since February 1996, Vice President-Law of Parent and
                                       since July 1997, Vice President and Secretary of the
                                       Purchaser. Joined AT&T Corp. Law Division in January
                                       1992. Age 43.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                     By Facsimile:           By Hand/Overnight Courier:
                                 (For Eligible Institutions
       Tender & Exchange                    Only)                    Tender & Exchange
          Department                   (212) 815-6213                   Department
        P.O. Box 11248                                              101 Barclay Street
     Church Street Station          Confirm by Telephone:       Receive and Deliver Window
      New York, New York               1-800-507-9357            New York, New York 10286
          10286-1248

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 206-5879

                           Banks and Brokerage Firms
                                  Please call:
                                 (800) 662-5200